Exhibit 10.4

Capri Holdings Limited

November 14, 2024
Krista A. McDonough
At the address on file with the Company
Dear Krista:
As you know, Capri Holdings Limited (the “Company”) has terminated the Agreement and Plan of Merger by and between Tapestry, Inc., Sunrise Merger Sub, Inc. and the Company, dated as of August 10, 2023 (the “Merger Agreement”). We understand that this announcement may create uncertainty for you. In recognition of your substantial efforts and the time that you have devoted to the Company’s anticipated merger and to ensure your continued employment and dedication following the termination of the Merger Agreement, we are providing you with the retention and special performance bonuses described below.

In recognition of your service and to provide an incentive for you to remain employed with the Company, the Company is pleased to offer you (i) a 2025 target retention bonus in the amount of $275,000 (the “Target Retention Award”) and (ii) a special performance bonus in the amount of $250,000 (the “Special Performance Bonus”), on the terms set forth in this letter.

The Target Retention Award will vest and be paid in two equal installments. The first installment will be paid as soon as reasonably practicable after the date hereof and no later than December 13, 2024. The second installment will be paid on June 13, 2025, subject to your employment on such date (except as set forth below). If prior to June 13, 2025, your employment terminates (i) due to your death or “disability,” (ii) by the Company without “Cause” or (iii) by you for “Good Reason” (each such term as defined below) (the termination events in clauses (i), (ii) and (iii) each referred to as a “Covered Termination”), the second installment of the Target Retention Award will vest and become immediately payable in full, subject (other than in the case of your death) to your timely delivery and the effectiveness (without revocation) of a release of claims consistent with that contemplated under Section 5(b) of the Amended and Restated Employment Agreement between you and the Company, dated as of May 30, 2023 (the “Employment Agreement”), upon a termination prior to a Change in Control (as defined in the Change in Control Continuity Agreement between you and the Company, dated as of May 30, 2023 (the “CIC Agreement”)), and the release of claims in the form attached to the Change in Control Continuity upon a termination from and after a Change in Control. Upon a Covered Termination, the second installment of the Target Retention Award will be paid as soon as reasonably practicable and no later than thirty (30) days after the effective date of the release. On all other terminations of your employment prior to June 13, 2025, the second installment of the Target Retention Award will be forfeited. For purposes of this letter, the terms disability, Cause and Good Reason shall have the meanings given to each such term (or any similar term or derivation thereof) under the Employment Agreement prior to a Change in Control and shall have the meanings given to each such term in the CIC Agreement from and after a Change in Control.

The Special Performance Bonus will vest and be paid in full as soon as reasonably practicable after the date hereof and no later than December 13, 2024; provided that, if, prior to December 13, 2025, your employment is terminated by the Company for Cause or by you other than for Good Reason, you will be obligated to pay the Company the full amount of the Special Performance Bonus ($250,000) within ten (10) days following the effective date of such termination of employment. The payment

Exhibit 10.4

Capri Holdings Limited

obligation described in this paragraph will immediately lapse in full upon the first to occur of (i) December 13, 2025, (ii) a Covered Termination and (iii) the occurrence of a Change in Control.

This letter contains all the terms and conditions of the bonus opportunity being offered to you in connection with the termination of the Merger Agreement and supersedes all prior understandings and agreements, written or oral, between you and the Company with respect thereto. This letter may be amended only by a writing signed by both parties hereto. Nothing in this letter shall be construed as an employment contract between you and the Company. You understand and agree that you will not be entitled to an annual bonus for the current fiscal year, including if your employment is terminated under circumstances entitling you to a bonus or prorated bonus for the 2025 fiscal year under the Employment Agreement.

The payments provided under this letter will be subject to withholding for applicable income and payroll taxes or otherwise as required by law. It is intended that payments under this letter will qualify for the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be paid under the applicable exception. To the extent that any provision in this letter is ambiguous as to its exemption from, or compliance with, Section 409A, the provision shall be read in such a manner so that all payments hereunder shall comply with Section 409A.

Sections 7(b) (Notices), 7(d) (Waiver), 7(e) (Assignment), 7(f) (Counterparts), 7(h) (Governing Law), 7(i) (Arbitration) and 7(l) (No Mitigation) of the Employment Agreement are hereby incorporated by reference into this letter and will apply as if set forth herein, mutatis mutandis, with such interpretive modifications as are necessary to preserve the intent and meaning of such provisions.

We thank you for your contributions to the Company. If you are in agreement with the terms of this Amendment, it is important that you sign this letter and return it to Jenna Hendricks as soon as practicable.

Sincerely yours,

    By: /s/ John D. Idol
    Name:     John D. Idol
    Title:     Chairman and Chief Executive Officer

Accepted and Acknowledged as of
this 19th day of November, 2024:

/s/ Krista A. McDonough
Krista A. McDonough